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As filed with the Securities and Exchange Commission on November 17, 2014

Registration No. 333-199280

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MARKWEST ENERGY PARTNERS, L.P.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	27-0005456 (I.R.S. Employer Identification Number)

1515 Arapahoe Street
Tower 1, Suite 1600
Denver, Colorado 80202
(303) 925-9200
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Nancy K. Buese
1515 Arapahoe Street
Tower 1, Suite 1600
Denver, Colorado 80202
(303) 925-9200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Alan Beck
Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002-6760
(713) 758-2222
(713) 615-5962 (Fax)

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

         If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

         If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        This Amendment No. 1 to the registration statement on Form S-3 (File No. 333-199280) of MarkWest Energy Partners, L.P. is being filed solely to amend the signature page thereof to comply with technical requirements of Form S-3. This Amendment No. 1 does not modify any provision of the preliminary prospectus contained in Part I or Part II of the registration statement. Accordingly, this Amendment No. 1 does not include a copy of the preliminary prospectus.

 PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates.

Securities and Exchange Commission registration fee	$174,300
Legal fees and expenses	30,000	*
Accounting fees and expenses	50,000	*
Printing expenses	15,000	*
Listing fees	15,000	*

TOTAL	$284,300	*

*
All of the above expenses except the SEC registration fee are estimates. All of the above expenses will be borne by the Registrant.

Item 15.    Indemnification of Directors and Officers

        Section 17-108 of the Delaware LP Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. The Amended and Restated Partnership Agreement provides that, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  •
  the General Partner;

  •
  any person who is or was an affiliate of the General Partner;

  •
  any person who is or was a member, partner, officer, director, employee, agent or trustee of us, Opco, any of our or its subsidiaries, the General Partner or any affiliate of us, Opco or any of our or its subsidiaries; and

  •
  any person who is or was serving at the request of the General Partner or any affiliate of the General Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person.

        Any indemnification under these provisions will only be out of our assets. Our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the Amended and Restated Partnership Agreement.

        The limited liability company agreement of the General Partner provides that it will, to the fullest extent permitted by law, indemnify and advance expenses to indemnitees (as defined therein) from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an indemnitee, provided that in each case the indemnitee acted in good faith and in a manner which such indemnitee reasonably believed to be in, or not opposed to the best interests of, the operating company. This indemnification would under certain circumstances include indemnification for liabilities under the Securities Act. In addition, each indemnitee would automatically be entitled to the advancement of expenses in connection with the foregoing indemnification. Any indemnification under these provisions will be only out of the assets of the operating company.

        Our indemnification agreements provide for indemnification for all directors and executive officers of the General Partner if the indemnitees were or are or become, or are threatened to be made, a party to or witness or other participant in, or were or are or become obligated to furnish documents in response to a subpoena or otherwise in connection with, any threatened, pending or completed claim, action, suit, proceeding, arbitration or alternative dispute resolution mechanism, investigation, inquiry, administrative hearing, appeal or any other actual, threatened or completed proceeding, whether brought in the right of the Partnership, the General Partner, their affiliates or otherwise and whether of a civil, criminal, administrative, arbitrative or investigative nature, by reason of the fact that indemnitees were or are or may be deemed a director, officer, employee, controlling person, agent or fiduciary of the Partnership, the General Partner, their affiliates or any other person for which indemnitees are or were or may be deemed to be serving at the request of the General Partner, or by reason of any action or inaction on the part of indemnitees while serving or acting or having served or acted in any that capacity. Upon the occurrence of an indemnification event, the Partnership and the General Partner will indemnify the indemnitees against all losses and expenses (as defined in the second amended and restated indemnification agreements), so long as the indemnitees acted in good faith and in a manner the indemnitees reasonably believed to be in, or not opposed to, the best interests of the General Partner, and, with respect to any criminal proceeding, had no reasonable cause to believe indemnitees' conduct was unlawful. There are certain limitations on the obligation of the General Partner and the Partnership to indemnify the indemnitees in connection with a claim brought by or in the name of the General Partner to obtain a judgment in its favor.

Item 16.    Exhibits

        (a)   Exhibits.    The exhibits listed in the accompanying Exhibit Index are filed (except where otherwise indicated) as part of this Registration Statement.

        (b)   Financial Statement Schedules.    We incorporate by reference into this prospectus our historical financial statements and the accompanying notes in our Annual Report on Form 10-K filed with the SEC on February 26, 2014.

        All schedules are omitted since the required information is not present, or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements and notes thereto.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the

    Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

              (i)  If the registrant is relying on Rule 430B:

              A.    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

              B.    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1) (i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

             (ii)  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned registrant or used or referred to by the registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

            (iv)  Any other communication that is an offer in the offering made by the registrant to the purchaser.

          (6)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (8)   The undersigned registrant hereby undertakes:

              (i)  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus or any prospectus supplement filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus or prospectus supplement filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h)

    under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

             (ii)  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus or prospectus supplement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, state of Colorado, on the 17th day of November, 2014.

MARKWEST ENERGY PARTNERS, L.P. (Registrant)
By:	MARKWEST ENERGY GP, L.L.C., its General Partner
By:	/s/ NANCY K. BUESE
	Name:	Nancy K. Buese
	Title:	Executive Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated on 17th day of November, 2014.

Signature	Title	Date

* Frank M. Semple	President, Chief Executive Officer, Chairman of the Board and Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P. (Principal Executive Officer)	November 17, 2014
* Nancy K. Buese	Executive Vice President and Chief Financial Officer of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P. (Principal Financial Officer)	November 17, 2014
* Paula L. Rosson	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	November 17, 2014
* Donald D. Wolf	Lead Director	November 17, 2014

Signature	Title	Date

* Michael L. Beatty	Director	November 17, 2014
* William A. Bruckmann III	Director	November 17, 2014
* Charles K. Dempster	Director	November 17, 2014
* Donald C. Heppermann	Director	November 17, 2014
* Randall J. Larson	Director	November 17, 2014
* Anne E. Fox Mounsey	Director	November 17, 2014
* William P. Nicoletti	Director	November 17, 2014

*By:	/s/ NANCY K. BUESE Nancy K. Buese Attorney-in-fact

 Exhibit Index

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement.

2.1	(1)	Agreement and Plan of Redemption and Merger dated September 5, 2007 by and among MarkWest Hydrocarbon, Inc., MarkWest Energy Partners, L.P. and MWEP, L.L.C.

2.2	(10)	Agreement and Plan of Merger dated as of May 7, 2012, among Keystone Midstream Services, LLC, R.E. Gas Development, LLC, Stonehenge Energy Resources, L.P., Summit Discovery Resources II, LLC, MarkWest Liberty Midstream & Resources, L.L.C., MarkWest Liberty Bluestone, L.L.C. and the Holder Representative (as defined therein).

4.1	(3)	Indenture dated as of November 2, 2010 among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, and the several guarantors named therein, and Wells Fargo Bank, N.A., as Trustee.

4.2	(3)	Form of 6.75% Senior Notes due 2020 with attached notation of Guarantees (incorporated by reference to Exhibits A and B of Exhibit 4.13 hereto).

4.3	(3)	First Supplemental Indenture, dated as of November 2, 2010, among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, the Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee.

4.4	(4)	Second Supplemental Indenture, dated as of February 24, 2011, among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, the Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee.

4.5	(4)	Form of 6.5% Senior Notes due 2021 with attached notation of Guarantees (incorporated by reference to Exhibits A and B of Exhibit 4.14 hereto).

4.6	(5)	Third Supplemental Indenture, dated as of March 10, 2011, among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, the Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee.

4.7	(6)	Fourth Supplemental Indenture, dated as of October 21, 2011, among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, the Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee.

4.8	(7)	Fifth Supplemental Indenture, dated as of November 3, 2011, among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, the Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee.

4.9	(7)	Form of 6.25% Senior Notes due 2022 with attached notation of Guarantees (incorporated by reference to Exhibits A and B of Exhibit 4.18 hereto).

4.10	(8)	Sixth Supplemental Indenture, dated as of December 27, 2011, among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, the Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee.

4.11	(9)	Seventh Supplemental Indenture, dated as of January 30, 2012, among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, the Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee.

4.12	(11)	Eighth Supplemental Indenture, dated as of August 10, 2012, among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, the Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee.

4.13	(11)	Form of 5.5% Senior Notes due 2023 with attached notation of Guarantees (incorporated by reference to Exhibits A and B of Exhibit 4.22 hereto).

Exhibit Number		Description
4.14	(8)	Registration Rights Agreement between MarkWest Energy Partners, L.P. and M&R MWE Liberty, LLC dated December 29, 2011.

4.15	(2)	Form of Subordinated Indenture of MarkWest Energy Partners, L.P.

4.16	(12)	Ninth Supplemental Indenture, dated as of December 21, 2012, among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, the Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee.

4.17	(13)	Tenth Supplemental Indenture, dated as of January 10, 2013, among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, the Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee.

4.18	(14)	Eleventh Supplemental Indenture, dated as of April 17, 2013, among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, the Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee.

4.19	(15)	Twelfth Supplemental Indenture, dated as of June 19, 2013, among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, the Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee.

4.20	(16)	Acknowledgment of Release of Subsidiary Guarantor dated March 20, 2014 issued by Wells Fargo Bank, National Association.

5.1	**	Opinion of Vinson & Elkins L.L.P.

8.1	**	Opinion of Vinson & Elkins L.L.P. relating to tax matters.

23.1	***	Consent of Deloitte & Touche LLP.

23.2	**	Consent of Vinson & Elkins L.L.P. (contained in Exhibits 5.1 and 8.1 hereto).

24.1	**	Power of Attorney (included on signature page of this registration statement).

(1)
Incorporated by reference to the Current Report on Form 8-K filed September 6, 2007.

(2)
Incorporated by reference to the Form S-3 Registration Statement filed January 13, 2010.

(3)
Incorporated by reference to the Current Report on Form 8-K filed November 3, 2010.

(4)
Incorporated by reference to the Current Report on Form 8-K filed February 24, 2011.

(5)
Incorporated by reference to the Quarterly Report on Form 10-Q filed on May 9, 2011.

(6)
Incorporated by reference to the Quarterly Report on Form 10-Q filed on November 7, 2011.

(7)
Incorporated by reference to the Current Report on Form 8-K filed November 7, 2011.

(8)
Incorporated by reference to the Annual Report on Form 10-K filed February 28, 2012.

(9)
Incorporated by reference to the Quarterly Report on Form 10-Q filed on May 7, 2012.

(10)
Incorporated by reference to the Quarterly Report on Form 10-Q filed on August 6, 2012.

(11)
Incorporated by reference to the Current Report on Form 8-K filed August 10, 2012.

(12)
Incorporated by reference to the Post-Effective Amendment No. 1 to the Form S-3 (Registration No. 333-184605) filed January 7, 2013.

(13)
Incorporated by reference to the Current Report on Form 8-K filed January 10, 2013.

(14)
Incorporated by reference to the Quarterly Report on Form 10-Q filed on May 8, 2013.

(15)
Incorporated by reference to the Quarterly Report on Form 10-Q filed on August 7, 2013.

(16)
Incorporated by reference to the Quarterly Report on Form 10-Q filed on May 7, 2014.

*
To be filed.

**
Previously Filed.

***
Filed herewith.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits
  Item 17. Undertakings.
SIGNATURES
Exhibit Index